Exhibit 99.1

NVIDIA REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2006
Company Achieves Record Annual Revenue; Annual Net Income Increases 202 Percent Year-Over-Year

SANTA CLARA, CA—FEBRUARY 16, 2006—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the fourth quarter of fiscal 2006 and the fiscal year ended January 29, 2006.

For the fourth quarter of fiscal 2006, revenue was $633.6 million, compared to $566.5 million for the fourth quarter of fiscal 2005, an increase of 12 percent.  Operating income for the fourth quarter of fiscal 2006 experienced 97 percent growth to $112.3 million, compared to operating income of $57.2 million for the fourth quarter of fiscal 2005. Net income for the fourth quarter of fiscal 2006 was $98.1 million, or $0.53 per diluted share, compared to net income of $48.0 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2005, a net income increase of 104 percent.

Revenue for the fiscal year ended January 29, 2006 was a record $2.38 billion, compared to revenue of $2.01 billion for the fiscal year ended January 30, 2005. Net income for the fiscal year ended January 29, 2006 was $302.6 million, or $1.65 per diluted share, compared to net income of $100.4 million, or $0.57 per diluted share, for the fiscal year ended January 30, 2005, a net income increase of 202 percent.

“Fiscal 2006 was a milestone year for NVIDIA,” stated Jen-Hsun Huang, president and CEO at NVIDIA. “We led the GPU and core logic industry on every front - technology leadership, product innovation, and operational excellence. As a result, we delivered record annual results for revenue, operating income, operating margin, and operating cash flow.”

“Looking ahead into fiscal 2007, multiple important trends will create substantial growth opportunities in our target markets - HD DVD and Blu-ray high definition video, Microsoft Windows Vista, the 3G ramp and increasing multimedia content for mobile devices, and next generation game consoles. We have aligned ourselves with these exciting new growth drivers and are well positioned to have another strong year.”

Fourth Quarter Fiscal 2006 and Recent Highlights:

•	Gross margin improved to 40.2 percent, an increase of 110 basis points sequentially from the third quarter fiscal 2006, and 600 basis points year-over-year.
•	NVIDIA increased its leadership share position in the desktop graphics processing unit (GPU) segment to 51 percent share, according to the Mercury Research Fourth Quarter 2005 PC Graphics Report.
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NVIDIA shipped the NVIDIA nForce® 4 SLI XE and NVIDIA nForce4 Ultra Intel media and communications processors (MCPs). They represent the Company’s first discrete chipsets targeted at mainstream Intel-based motherboards. NVIDIA nForce MCP revenue for the fourth quarter of fiscal 2006 increased 83 percent year-over-year and has achieved record revenue for six consecutive quarters.

•	NVIDIA and Dell showcased the first ever Quad SLI™ PC - the Dimension XPS Renegade - at the Consumer Electronics Show (CES) 2006, and earned the “Best of CES 2006” award for gaming.
•	The NVIDIA Quadro® professional product line increased its revenue 42 percent from the fourth quarter fiscal 2005 and again achieved record revenue.
•	NVIDIA introduced three new notebook GPUs - the GeForce® Go 7800, GeForce Go 7600 and GeForce Go 7400 - with leading tier one and system builders worldwide.
•	NVIDIA shipped two new GeForce 7 desktop GPUs - the GeForce 7800 GTX 512 and GeForce 7300 GS - for the enthusiast and mainstream desktop PC segments.
•	NVIDIA announced its intent to acquire ULi Electronics Inc., one of the PC industry’s most highly-regarded core logic developers.
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NVIDIA announced that NVIDIA Quadro professional graphics will offer Adobe users direct GPU acceleration capabilities that increase application performance and video editing workflow for Adobe Product Studio. As a member of the Adobe OpenHD Alliance, NVIDIA is working with the industry to develop tools and technologies that enhance the productivity of HD video creation.

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NVIDIA unveiled the NVIDIA GoForce® 5500 handheld GPU, the industry’s first handheld GPU to enable true, DVD-quality video, full H.264 processing for fluid digital TV, high-fidelity surround sound, rapid multi-shot photography, and console-class 3D graphics. Phones based on the NVIDIA GoForce 5500 handheld GPU are expected to be available from key handset manufacturers before the 2006 holiday season.

NVIDIA will conduct a conference call with analysts and investors to discuss its fourth quarter fiscal 2006 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site http://nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its first quarter fiscal 2007.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, trends creating growth opportunities in our target markets, our alignment with growth drivers, our fiscal 2007 as a strong year, the benefits and outcome of our work with the Adobe OpenHD Alliance, dates and sources of availability of new products and our acquisition of ULi Electronics, Inc. are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, continued market acceptance of new products and technologies, prohibitive pricing of new products and technologies, manufacturing delays or defects, software bugs, delayed adoption of HD DVD and Blu Ray high definition video, Microsoft Vista, 3G, multimedia content for mobile devices and next generation game consoles, emergence of different trends in the graphics industry in fiscal 2007, continued demand for use of GPUs in devices other than the PC or notebook computer, continued demand for improved GPUs, difficulties in the development of new and enhanced products, the impact of technological development, our dependence on third-party manufacturers, general industry trends including cyclical trends in the semiconductor and PC industries, the impact of competition including competitive products and pricing alternatives, slower than expected or unanticipated changes in industry standards and interfaces, risks associated with acquisitions including the ability to successfully integrate the technologies, employees and operations of the companies and diversion of management’s attention, not realizing the anticipated benefits of the acquisition, loss of ULi Electronics’ customers post acquisition and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for its quarter ended October 30, 2005. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2006 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 29,	January 30,	January 29,	January 30,
	2006	2005	2006	2005

Revenue	$633,614	$566,476	$2,375,687	$2,010,033

Cost of revenue	378,674	372,661	1,464,892	1,360,547

Gross profit	254,940	193,815	910,795	649,486

Operating expenses:
Research and development	92,435	84,054	352,099	335,104
Sales, general and administrative	50,163	52,605	204,441	200,789
Settlement costs	-	-	14,158	-

Total operating expenses	142,598	136,659	570,698	535,893

Operating income	112,342	57,156	340,097	113,593

Interest and other income, net	4,386	2,854	20,124	11,852

Income before income tax expense	116,728	60,010	360,221	125,445

Income tax expense (A)	18,676	12,001	57,635	25,089

Net income	$98,052	$48,009	$302,586	$100,356

Basic net income per share	$0.57	$0.29	$1.78	$0.60

Diluted net income per share	$0.53	$0.27	$1.65	$0.57

Shares used in basic per share computation	171,042	166,659	169,690	166,062

Shares used in diluted per share computation	186,122	177,257	182,951	176,558

(A) The effective income tax rate for the three and twelve months ended January 29, 2006 was 16%. The effective income tax rate for the three and twelve months ended January 30, 2005 was 20%.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 29,	January 30,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$950,174	$670,045
Accounts receivable, net	318,186	296,279
Inventories	254,792	315,518
Prepaid and other current assets	24,387	19,819
Deferred income tax asset	1,393	3,265

Total current assets	1,548,932	1,304,926

Property and equipment, net	178,152	178,955
Deposits and other assets	27,477	9,034
Goodwill	145,317	108,107
Intangible assets, net	15,421	27,514

Total assets	$1,915,299	$1,628,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$179,395	$238,223
Accrued liabilities	259,264	182,077
Current portion of capital lease obligations	-	856

Total current liabilities	438,659	421,156

Deferred income tax liability	8,260	20,754
Long-term liabilities	10,624	8,358

Stockholders' equity	1,457,756	1,178,268

Total liabilities and stockholders' equity	$1,915,299	$1,628,536